Exhibit 3.2

ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION
OF
NI HOLDINGS, INC.

NI Holdings, Inc., a corporation organized and existing under the laws of the State of North Dakota (the “Corporation”), hereby certifies as follows:

A. The name of the Corporation is NI Holdings, Inc., and the original Articles of Incorporation (the “Original Articles”) of this Corporation were filed with the Secretary of State of the State of North Dakota on May 12, 2016.

B. The following amendments to the Articles of Incorporation were duly adopted in accordance with Sections 10-19.1-17 and 10-19.1-19 of the North Dakota Business Corporation Act (the “Act”).

C. The following amendments to the Articles of Incorporation were duly approved by the shareholders of the Corporation on May 23, 2023 in accordance with Section 10-19.1-19 of the Act.

D. The text of the Articles of Incorporation of this Corporation is hereby amended as follows:

1. The Eighth Article of the Original Articles is hereby amended in its entirety to be as follows:

“EIGHTH. The management, control and government of the Corporation shall be vested in a board of directors consisting of not less than three (3) nor more than fifteen (15) members in number, as fixed by the board of directors of the Corporation from time to time. The term of office of all directors serving as of the effective date of this amendment to the Articles of Incorporation shall expire at the 2024 annual meeting of shareholders, and all directors shall stand for election annually thereafter. If, for any reason, a vacancy occurs on the board of directors of the Corporation, a majority of the remaining directors shall have the exclusive power to fill the vacancy by electing a director to hold office for the unexpired term in respect of which the vacancy occurred. No director of the Corporation shall be removed from office, as a director, by the vote of shareholders, unless the votes of shareholders cast in favor of the resolution for the removal of such director constitute at least a majority of the votes which all shareholders would be entitled to cast at an annual election of directors.

2. The Tenth Article of the Original Articles is hereby amended in its entirety to be as follows:

“TENTH. The affirmative vote of shareholders entitled to cast at least a majority of the votes entitled to be cast by the outstanding shares of such class (or such greater amount as required by the provisions of these Articles of Incorporation establishing such class) shall be required to approve any of the following:

any merger or consolidation of the Corporation with or into any other corporation;

any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of capital stock of the Corporation pursuant to a vote of shareholders;

any sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Corporation to any other corporation, person, or entity; or

any transaction similar to, or having similar effect as, any of the foregoing transactions.

An affirmative vote as provided in the foregoing provisions shall be, to the extent permitted by law, in lieu of the vote of the shareholders otherwise required by law.

The board of directors of the Corporation shall have the power and duty to determine, for purposes of this Article TENTH, on the basis of information known to the board, if any transaction is similar to, or has an effect similar to, any of the transactions identified above in this Article TENTH. Any such determination shall be conclusive and binding for all purposes of this Article TENTH.

The Corporation may voluntarily completely liquidate and/or dissolve only in accordance with all applicable laws and only if the proposed liquidation and/or dissolution is approved by the affirmative vote of shareholders entitled to cast at least eighty percent (80%) of the votes which all shareholders are entitled to cast.

The provisions of this Article TENTH shall not apply to any transaction which is approved in advance by at least two-thirds of the members of the board of directors of the Corporation, at a meeting duly called and held.”

3. The Thirteenth Article of the Original Articles is hereby amended in its entirety to be as follows:

“THIRTEENTH. In furtherance and not in limitation of the powers conferred by the laws of the State of North Dakota, the board of directors shall have the power to adopt, amend, or repeal the Bylaws of the Corporation. The Bylaws may be adopted, amended, or repealed by the vote or the consent of shareholders entitled to exercise a majority of the voting power of the Corporation.”

4. The Sixteenth Article of the Original Articles is hereby amended in its entirety to be as follows:

“SIXTEENTH. The Corporation reserves the right to amend, alter, change, or repeal any provision contained in its Articles of Incorporation in the manner now or hereafter prescribed by statute and all rights conferred upon shareholders and directors herein are hereby granted subject to this reservation.”

5. The Eighteenth Article of the Original Articles is hereby amended in its entirety to be as follows:

“EIGHTEENTH. A special meeting of the shareholders may be called in accordance with the Business Corporation Act and the Bylaws of the Corporation.”

IN TESTIMONY WHERE, the undersigned has signed these Articles of Amendment to the Articles of Incorporation of NI Holdings, Inc. this 24th day of May, 2023.

/s/ Michael J. Alexander
Michael J. Alexander, President and Chief Executive Officer